PHILADELPHIA CONSOLIDATED HOLDING CORP.
FIRST QUARTER RESULTS
MARCH 31, 2003

APRIL 17, 2003 PRESS RELEASE

Bala Cynwyd, PA – Philadelphia Consolidated Holding Corp. (PHLY-NASDAQ) today reported net income for the first quarter ended March 31, 2003 was $13.2 million ($0.59 diluted and $0.61 basic earnings per share) and included $0.8 million in after tax net realized investment losses ($0.03 diluted loss per share). Net income for the first quarter ended March 31, 2002 was $10.7 million ($0.48 diluted and $0.50 basic earnings per share) and included $0.03 million in after tax net realized investment gains. Net operating income for the first quarter ended March 31, 2003 was $14.0 million ($0.62 per diluted share) vs. net operating income of $10.7 million for the same period in 2002. Net operating income is net income adjusted for after tax net realized investment gain (loss). Gross written premiums increased 41.6% to $193.3 million vs. $136.5 million in the first quarter of 2002, and the combined ratio for the quarter was 92.2% vs. 90.6% for the same quarter in 2002.

James J. Maguire, Jr. President and CEO said: “I am very pleased with the results for the quarter. We continued to execute on the fundamentals of disciplined underwriting and superior customer service. Gross Written Premiums grew 41% and Net Earned Premiums were up by over 66% for the quarter. This considerable growth was fueled in large part by rate increases and the demise and/or rating downgrades of certain of our competitors. Additionally, retention levels of 90%, coupled with current rate increases averaging in the range of 5-15%, contributed to overall growth. Our investment portfolio, of which 96% is invested in fixed income securities with an average credit quality rating of “AA+”, generated investment income of $9.8 million, a growth of 10.7% over last year. Net cash provided by operating activities for the quarter was $81.9 million, a 51.1% increase quarter over quarter.”

The Company will hold its quarterly conference call to discuss first quarter 2003 results today at 3:00 p.m. Eastern Time. The call is being webcast by CCBN and can be accessed at the Company’s web site at www.phly.com. The dial-in phone number for the conference call is (800) 915-4836.

This release contains forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of our liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophes; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of our reinsurers to pay; and (ix) future terrorist attacks.

Philadelphia Insurance Companies, rated “A+” (Superior) by A.M. Best Company, is a specialty niche Company which markets and underwrites property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2002 annual report, visit our web site at www.phly.com.

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	As of

	March 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
INVESTMENTS:
FIXED MATURITIES AVAILABLE FOR SALE AT MARKET (AMORTIZED COST $933,319 AND $832,701)	$950,835	$854,513
EQUITY SECURITIES AT MARKET (COST $49,154 AND $51,257)	51,607	54,346

TOTAL INVESTMENTS	1,002,442	908,859
CASH AND CASH EQUIVALENTS	38,084	42,002
ACCRUED INVESTMENT INCOME	9,673	8,571
PREMIUMS RECEIVABLE	130,297	130,007
PREPAID REINSURANCE PREMIUMS AND REINSURANCE RECEIVABLES	151,029	151,352
DEFERRED INCOME TAXES	11,023	7,541
DEFERRED ACQUISITION COSTS	63,046	61,272
PROPERTY AND EQUIPMENT, NET	13,150	12,794
GOODWILL	25,724	25,724
OTHER ASSETS	14,335	10,212

TOTAL ASSETS	$1,458,803	$1,358,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
POLICY LIABILITIES AND ACCRUALS:
UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	$487,195	$445,548
UNEARNED PREMIUMS	326,390	306,093

TOTAL POLICY LIABILITIES AND ACCRUALS	813,585	751,641
LOANS PAYABLE	49,317	39,113
PREMIUMS PAYABLE	29,850	33,553
PAYABLE FOR SECURITY PURCHASE	11,481	6,100
OTHER LIABILITIES	66,604	50,104

TOTAL LIABILITIES	970,837	880,511

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
PREFERRED STOCK, $.01 PAR VALUE, 10,000,000 SHARES AUTHORIZED, NONE ISSUED AND OUTSTANDING	—	—
COMMON STOCK, NO PAR VALUE, 100,000,000 SHARES AUTHORIZED, 21,866,961 AND 21,868,877 SHARES ISSUED AND OUTSTANDING	276,905	276,945
NOTES RECEIVABLE FROM SHAREHOLDERS	(5,952)	(6,407)
ACCUMULATED OTHER COMPREHENSIVE INCOME	12,980	16,185
RETAINED EARNINGS	204,333	191,100
LESS COST OF COMMON STOCK HELD IN TREASURY, 10,000 SHARES	(300)	—

TOTAL SHAREHOLDERS’ EQUITY	487,966	477,823

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,458,803	$1,358,334

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(Unaudited)

	For the Three Months
	Ended March 31,

	2003	2002

REVENUE:
NET EARNED PREMIUMS	$148,362	$89,244
NET INVESTMENT INCOME	9,805	8,855
NET REALIZED INVESTMENT GAIN (LOSS)	(1,133)	47
OTHER INCOME	661	1

TOTAL REVENUE	157,695	98,147

LOSSES AND EXPENSES:
LOSS AND LOSS ADJUSTMENT EXPENSES	103,085	65,611
NET REINSURANCE RECOVERIES	(12,725)	(12,562)

NET LOSS AND LOSS ADJUSTMENT EXPENSES	90,360	53,049
ACQUISITION COSTS AND OTHER UNDERWRITING EXPENSES	46,420	27,821
OTHER OPERATING EXPENSES	1,674	1,484

TOTAL LOSSES AND EXPENSES	138,454	82,354

INCOME BEFORE INCOME TAXES	19,241	15,793

INCOME TAX EXPENSE (BENEFIT):
CURRENT	7,764	6,571
DEFERRED	(1,756)	(1,455)

TOTAL INCOME TAX EXPENSE	6,008	5,116

NET INCOME	$13,233	$10,677

PER AVERAGE SHARE DATA:
BASIC EARNINGS PER SHARE	$0.61	$0.50

DILUTED EARNINGS PER SHARE	$0.59	$0.48

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	21,865,269	21,528,091
WEIGHTED-AVERAGE SHARE EQUIVALENTS OUTSTANDING	562,552	724,311

WEIGHTED-AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	22,427,821	22,252,402